                                                                       EXHIBIT 2
                                                                       ---------

                     AGREEMENT OF COMPROMISE AND SETTLEMENT

     This AGREEMENT OF COMPROMISE AND SETTLEMENT dated September 20, 1995 (this "Settlement Agreement") is entered into by and among MESA Inc., a Texas corporation ("Mesa") and Boone Pickens ("Pickens"), on the one hand, and Dennis
R. Washington ("Washington") and the other persons identified on Exhibit A hereto as Washington Related Parties, Marvin Davis ("Davis") and the other persons identified on Exhibit A hereto as Davis Related Parties, and David H. Batchelder ("Batchelder") and the other persons identified on Exhibit A hereto as Batchelder Related Parties, on the other hand. Mesa and Pickens are sometimes collectively referred to herein as the "Mesa Parties." The Washington Related Parties, the Davis Related Parties and the Batchelder Related Parties are sometimes collectively referred to herein as the "WDB Parties." The Mesa Parties and the WDB Parties are sometimes collectively referred to herein as the "Parties."

                                    RECITALS

     WHEREAS, on July 6, 1995, in response to the manner in which they believed the Board had determined to explore alternatives for maximizing shareholder value, Washington, certain of the Davis Related Parties, Batchelder and Dorn Parkinson (collectively, the "WDB Group") announced that they would seek to call a special meeting of Mesa's shareholders for the purpose of electing nominees of the WDB Group to a majority of the seats on the Board;

     WHEREAS, the WDB Group has now concluded that the Board has demonstrated that it is committed to exploring all alternatives to maximize the value of Mesa for all shareholders, including the possible sale or merger of Mesa; the process of exploring such alternatives is being and will continue to be managed by and at the direction of the Board; and Lehman Brothers Inc. has engaged and will continue to engage in an active solicitation of proposals regarding possible Transactions;

     WHEREAS, the Board has directed that Lehman Brothers Inc. coordinate Mesa's solicitation process regarding possible Transactions, with the assistance and full cooperation of the Mesa officers, acting under the direction of the Board;

     WHEREAS, the Board has directed Lehman Brothers Inc. and the Mesa officers to inform the Board (in meetings to occur not less frequently than monthly and such other appropriate forms of communication) in reasonable detail of any contact by any qualified person indicating that such person is interested in exploring or pursuing a Transaction involving Mesa;

     WHEREAS, the Board in July 1995 directed Lehman Brothers Inc. to proceed on a timetable with a goal of Mesa entering into a definitive agreement for an Endorsed Major Transaction by December 31, 1995;

     WHEREAS, the WDB Parties have determined that the best interests of Mesa and its shareholders would be served by (i) the WDB Group not engaging in a solicitation of proxies for purposes of electing its nominees to the Board (a "Proxy Contest") at this time and (ii) the other arrangements set forth herein; and

     WHEREAS, the Mesa Parties have determined that the best interests of Mesa and its shareholders would be served by (i) the WDB Group not engaging in a Proxy Contest at this time, and (ii) the other arrangements set forth herein;

     FOR AND IN CONSIDERATION of the mutual covenants contained herein, the Parties, intending to be legally bound hereby, agree as follows:

     1.   Certain Defined Terms.  As used in this Settlement Agreement, the
          ---------------------
following terms (whether or not capitalized) shall have the following meanings:

          "1996 Annual Meeting" means the 1996 annual meeting of shareholders of
           -------------------
     Mesa at which the election of directors shall be considered.

          "Acceptable Investment Banker" means Lehman Brothers Inc. or such
           ----------------------------
     other investment banking firm of recognized national standing as shall be selected by the Board, with the concurrence (not to be unreasonably withheld) of Davis and Washington.

          "Action" means MESA Inc. v. Batchelder, et al., Case Nos.
           ------
     3:95-CV-1386-T and 3:95-CV-1386-X, filed in the United States District Court for the Northern District of Texas, Dallas Division, including all counterclaims made therein.

          "Board" means the Board of Directors of Mesa.
           -----

          "Common Stock" means the common stock, par value $.01 per share, of
           ------------
     Mesa.

          "Effective Date" means September 20, 1995.
           --------------

          "Endorsed" means, with respect to a Transaction, a Transaction as to
           --------
     which the Board has received (at the time the Board approves such Transaction and at the time, if any, that Mesa issues any proxy or information statement with respect to such Transaction) a written opinion of an Acceptable Investment Banker that such Transaction is fair from a financial point of view to the shareholders of Mesa (or to Mesa, in the case of a transaction of the nature described in clause (ii), (iii) or (iv) of the definition of "Major Transaction," whether or not it satisfies the dollar amount stated in such clause); provided, that such opinion shall state that the Acceptable Investment Banker has, in reaching its conclusions, considered (i) all proposals then available to Mesa for alternative Transactions, (ii) all substantive discussions such Banker has had, and all substantive discussions that to its knowledge Mesa has had, with qualified persons who have made bona fide offers, proposals or expressions of interest for alternative Transactions and (iii) if such Transaction is of the nature described in clause (ii), (iii) or (iv) of the definition of the term "Major Transaction", the impact, if any, of the terms of such Transaction on future proposals by third parties for, and consummation of, alternative Transactions of the nature described in clause (i) of such definition with respect to Mesa after giving effect to consummation of the Transaction being opined upon.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.
           ------------

          "Major Transaction" means (i) any business combination transaction
           -----------------
     involving Mesa, including without limitation a merger, consolidation, tender offer, share exchange or exchange offer, upon consummation of which the holders of Common Stock immediately prior to the consummation of such transaction hold not more than 50% of the equity or voting power of the combined entity or persons who are directors of Mesa immediately prior to consummation of such transaction constitute not more than 50% of the directors of the combined entity, (ii) any sale of assets of Mesa or any subsidiary (including, without limitation, any sale or transfer of a production payment even if it is treated as debt for tax or accounting purposes) that results in Net Proceeds to Mesa or such subsidiary of $640 million or more, (iii) any issuance or sale of equity securities of Mesa resulting in Net Proceeds to Mesa of $250 million or more; (iv) any sale of an equity interest in any subsidiary of Mesa, or any formation of a joint venture, partnership or similar entity involving any such subsidiary, that results in Net Proceeds to Mesa of $350 million or more; or (v) any combination of separate or related asset sales, equity security sales or other transactions referenced in any of clauses (ii) through (iv) of this definition with respect to which the sum of X% plus Y% plus Z% is equal to or greater than 100% (provided that if the sum of Y% plus Z% is less than 100%, then X% shall not be less than 75%), where X% is the percentage that the net proceeds of any such asset sale(s) referenced in clause (ii) constitute of the dollar amount stated in clause (ii), Y% is the percentage that the net proceeds of any such issuance(s) or sale(s) of equity securities referenced in clause (iii) constitute of the dollar amount stated in clause (iii), and Z% is the percentage that the net proceeds of any transaction(s) referenced in clause (iv) constitute of the dollar amount stated in clause (iv). If any asset sale, equity security sale or other transaction referenced in clauses (ii) through (iv) above would, taken in the aggregate with any separate or related such asset sale(s), equity security sale(s) or other such transaction(s) theretofore consummated after the Effective Date, constitute a Major Transaction, then such asset sale, equity security sale or other transaction shall be deemed to constitute a Major Transaction.

          "Mesa Securities" means any securities issued by Mesa or any of its
           ---------------
     direct or indirect subsidiaries, including the Common Stock and any other debt or equity securities of Mesa or any of its direct or indirect subsidiaries that are outstanding as of the date hereof or may hereafter be issued.

          "Net Proceeds" of any Transaction means gross proceeds thereof less
           ------------
     transaction expenses thereof and any other amount of gross proceeds not immediately available to reduce existing indebtedness of Mesa or its subsidiaries (provided that Net Proceeds shall include amounts used to pay prepayment penalties or premiums on indebtedness being repaid and amounts used to fund cash reserves required in connection with such Transaction).

          "Other Transaction" means any business combination transaction, asset
           -----------------
     sale, equity security sale or other transaction of the nature described in any of clauses (i) through (iv) of the definition of "Major Transaction" that (1) does not meet the percentage or dollar criteria set forth therein,
     (2) in the case of a transaction of the nature described in such clause
     (ii), results in Net Proceeds of $50 million or more, (3) in the case of a transaction of the nature described in such clause (iii) or (iv), results in Net Proceeds of $20 million or more and (4) is not in the ordinary course of business.

          "Person" means any individual, corporation, association, general or
           ------
     limited partnership, limited liability company, limited liability partnership, joint venture, trust, estate, other entity or organization or group.

          "Schedule 13D" means the Statement on Schedule 13D filed with the SEC
           ------------
     on June 29, 1995 by the WDB Group, as amended through Amendment 4 thereto dated August 30, 1995.

          "SEC" means the United States Securities and Exchange Commission.
           ---

          "Securities Act" means the Securities Act of 1933, as amended.
           --------------

          "Solicitation Action" with respect to a shareholders meeting means any
           -------------------
     of the following: (i) if such meeting is the 1996 Annual Meeting, giving notice pursuant to Mesa's Bylaws of an intention to nominate directors at such meeting; (ii) filing with the SEC any proxy solicitation materials (whether preliminary, definitive or as described in Rule 14a-11 or 14a-12 under the Exchange Act) with respect to such meeting; (iii) mailing or otherwise disseminating to shareholders any such solicitation materials;
     (iv) otherwise engaging in a solicitation of proxies with respect to such meeting; (v) if such meeting is the 1996 Annual Meeting, nominating at such meeting candidates for election as directors; or (vi) casting votes or ballots at such meeting pursuant to proxies so solicited (but the term "Solicitation Action" shall not include the casting of votes or ballots by the WDB Parties with respect to shares of Common Stock beneficially owned by them).

          "Transaction" means a Major Transaction or an Other Transaction.
           -----------

The terms "participant," "proxy" and "solicitation" shall be used as defined in
           -----------    -----       ------------
Regulation 14A under the Exchange Act (whether or not the pertinent securities are subject to Regulation 14A). The terms "beneficial ownership" and "group"
                                            --------------------       -----
shall be used as defined in Regulation 13D-G under the Exchange Act. The terms "affiliate" and "associate" shall be used as defined in Rule 12b-2 under the
 ---------       ---------
Exchange Act.

     2.   Representations and Warranties of the WDB Parties.  Each WDB Party,
          -------------------------------------------------
severally and not jointly, represents and warrants to Mesa and Pickens as follows:

          (a) Such WDB Party has the requisite legal power and authority to execute, deliver and carry out this Settlement Agreement and has taken all necessary legal action to authorize the execution, delivery and performance of this Settlement Agreement and the transactions contemplated hereby.

          (b) This Settlement Agreement has been duly and validly authorized, executed and delivered by such WDB Party and constitutes a valid and binding obligation, enforceable against such WDB party in accordance with its terms.

          (c) Neither such WDB Party nor any of its affiliates beneficially owns, or has any direct, indirect or contingent pecuniary interest in, any Mesa Securities other than as disclosed in the Schedule 13D.

          (d) Neither such WDB Party nor any of its affiliates is a member of any group with respect to Mesa Securities and there are no other persons who are part of such a group with it or any of its affiliates except as disclosed in the Schedule 13D and except insofar as any of the persons named under the heading "Other Investors and Third Parties" on Exhibit A may be deemed to be part of the group identified in the Schedule 13D (it being understood that Mesa has alleged in the Action that some or all of such persons are part of such group and that the WDB Parties have denied such allegation).

     3.   Representations and Warranties of Mesa and Pickens.  Mesa and Pickens,
          --------------------------------------------------
severally and not jointly, represent and warrant to the WDB Parties as follows:

          (a) Mesa is duly organized and validly existing and in good standing under the laws of the State of Texas, has the requisite corporate power and authority to execute, deliver and carry out this Settlement Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Settlement Agreement and the transactions contemplated hereby.

          (b) This Settlement Agreement has been duly and validly authorized, executed and delivered by Mesa and Pickens and constitutes a valid and binding obligation, enforceable against Mesa and Pickens in accordance with its terms.

          (c) The Mesa Parties are authorized to execute and deliver this Settlement Agreement on behalf of all of the persons identified on Exhibit A hereto as Mesa Related Parties (the "Mesa Related Parties") and the provisions of this Settlement Agreement shall be a valid and binding obligation, enforceable against the Mesa Related Parties in accordance with its terms.

          (d) Mesa's management and Lehman Brothers have informed the Board (including Batchelder and/or Parkinson) of any written offers or proposals they have received for any potential Transaction with respect to which either Mesa or Lehman Brothers Inc. is having ongoing negotiations with the party or parties making such offer or proposal.

     4.   Restrictions on Ownership of Mesa Securities and Certain Other
          --------------------------------------------------------------
Actions. Each of the WDB Parties agrees that it and its respective affiliates shall not, without the prior written consent of Mesa, at any time on or prior to December 31, 1996:

          (a) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any Mesa Securities (or any direct or indirect rights, options or warrants for any Mesa Securities, except as may be employed through hedging or similar risk management strategies), other than the Mesa Securities that such Person beneficially owns as of the date hereof as referenced in Section 2(c) of this Settlement Agreement, or encourage any Person to acquire, or advise any Person with respect to the acquisition or proposed acquisition of, Mesa Securities other than attempts to dispose of such aforementioned Mesa Securities that such Person beneficially owns as of the date hereof; provided, however, that this paragraph (a) shall not apply to acquisitions resulting from stock splits, reverse stock splits or other reclassifications affecting outstanding Mesa Securities or stock dividends or other pro rata distributions by Mesa or its direct or indirect subsidiaries to holders of Mesa Securities (or a class or classes thereof) or from exercise of any rights so distributed, nor shall it prohibit the WDB Parties or their affiliates from acquiring Mesa Securities from Mesa on terms generally available to all Mesa shareholders;

          (b) solicit, or encourage any other Person to solicit, or advise any Person with respect to the solicitation of, proxies or consents with respect to any Mesa Securities, or become a participant or otherwise engage in any solicitation of proxies or consents (A) with respect to any matter submitted or to be submitted to the vote of the holders of any Mesa Securities at any annual or special meeting or by written consent, including, without limitation, with respect to the election of directors of Mesa in opposition to the nominees recommended by the Board or otherwise for the purpose of acquiring control of the management of Mesa, or (B) for the purpose of calling a special meeting of Mesa's shareholders or the holders of any Mesa Securities; or advise or seek to advise any Person with respect to the voting of any Mesa Securities; or submit, or encourage any other Person to submit, or advise or assist any Person with respect to the submission of, any nominations or proposals to Mesa or to the holders of Mesa Securities for consideration by its shareholders or the holders of any Mesa Securities at any annual or special meeting of such holders or in any action to be taken by written consent pursuant to Mesa's charter or bylaws, Rule 14a-8 under the Exchange Act, the provisions of any document governing the terms of any such Mesa Securities or governing the rights of the holders thereof, or otherwise; or otherwise take any action to request a special meeting of the holders of any Mesa Securities; provided, however, that this paragraph (b) shall not prohibit any action that is specifically permitted by the provisions of Section 5 of this Settlement Agreement;

          (c) deposit any Mesa Securities in a voting trust or subject them to a voting agreement or other agreement or arrangement of similar effect or otherwise join or form a partnership, limited partnership, syndicate or other group (except insofar as a group consisting solely of WDB Parties shall be deemed to exist at the date hereof) for the purpose of acquiring, holding, voting or disposing of any Mesa Securities or encourage, advise or, for the purpose of circumventing or avoiding any of the provisions of this Settlement Agreement, assist any Person to do any of the foregoing;

          (d) engage in, or offer, agree or propose to engage in, any Transaction (other than to participate therein as a shareholder on terms generally available to all of Mesa's shareholders); or arrange, or in any way participate, directly or indirectly, in any financing for any Transaction or for the purchase by any person of any Mesa Securities or any assets of Mesa;

          (e) except as permitted under Section 5 hereof, otherwise act alone or in concert with others to seek representation on the Board or to acquire control of Mesa or any of its securities or assets; or

          (f) assist or advise, or enter into any agreement or arrangement to assist or advise, in return for compensation, any other person in taking any action referenced in any of paragraphs (a) through (e) above;

provided that, nothing contained in this Section 4 shall prohibit Dorn Parkinson or Joel L. Reed from taking actions in his capacity as member of the Board. Notwithstanding anything herein to the contrary, the restrictions set forth above in this Section 4 shall terminate if, prior to consummation of an Endorsed Major Transaction, Mesa abandons or terminates its program for analyzing and pursuing strategic alternatives that would constitute a Major Transaction, including the possible sale or merger of Mesa, or takes any other action that materially contravenes such program (but any extension of the program beyond December 31, 1995 shall not be deemed an abandonment, termination or contravention).

     5.   Permitted Solicitations and Related Matters.
          -------------------------------------------

          (a) Any Davis Related Party and/or Washington Related Party may take a Solicitation Action regarding the 1996 Annual Meeting (whether or not such Party has previously taken another Solicitation Action regarding such meeting) if, but only if, at the time such Party takes such Solicitation Action (i) either no Endorsed Major Transaction has been consummated prior to the time such Solicitation Action is taken or a Transaction that is not an Endorsed Transaction has been consummated prior to such time and (ii) such Party complies with the applicable provisions of Sections 9 and 10 of Article II of Mesa's Bylaws; provided, that, no such Party may take any such Solicitation Action regarding the 1996 Annual Meeting if all or a part of any Endorsed Major Transaction (x) shall have been presented to a vote of the shareholders at a special meeting held prior to the time such Solicitation Action is taken, (y) shall not have been approved by the shareholders and (z) would have been so approved if the shares beneficially owned by the WDB Parties had been voted proportionately in accordance with the votes cast (for, against and abstain) by all other shareholders. The Parties agree that Mesa and the WDB Parties shall be entitled to review all appropriate records, including records in the possession of any confidential voting agent, for such meeting to determine whether the provisions of clause (z) have been met.

          (b) If a meeting of shareholders of Mesa is called by Mesa to consider and vote upon a proposal to approve a pending Transaction that is not an Endorsed Transaction, any Davis Related Party and/or Washington Related Party may take a Solicitation Action regarding such meeting in opposition to the approval of such Transaction provided, that (i) if such meeting is a special meeting and is held after the 1996 Annual Meeting, no Davis Related Party or Washington Related Party shall have taken any Solicitation Action (other than a Solicitation Action described in clause (i), (ii) or (iv) of the definition thereof) with respect to the 1996 Annual Meeting, and (ii) such Party complies with the applicable provisions of Sections 9 and 10 of Article II of Mesa's Bylaws.

          (c) If a Transaction that is not an Endorsed Transaction is consummated (with or without shareholder approval), any Davis Related Party and/or Washington Related Party may thereafter take a Solicitation Action regarding any special meeting of shareholders called for any purpose (whether or not such Party has previously taken another Solicitation Action regarding such meeting) provided, that (i) if such meeting is a special meeting and is held after the 1996 Annual Meeting, no Davis Related Party or Washington Related Party shall have taken any Solicitation Action (other than a Solicitation Action described in clause (i), (ii) or (iv) of the definition thereof) with respect to the 1996 Annual Meeting and (ii) such Party complies with the applicable provisions of Sections 9 and 10 of Article II of Mesa's Bylaws.

          (d) The Batchelder Related Parties may join with the Davis Related Parties and/or Washington Related Parties in taking any Solicitation Action permitted by Section 5(a), 5(b) or 5(c) to be taken by the Davis Related Parties and/or Washington Related Parties, but the Batchelder Related Parties shall not otherwise be entitled by this Section 5 to take any such Solicitation Action.

          (e) On or before February 29, 1996, the Board will set and publicly announce in accordance with Mesa's Bylaws a date for the 1996 Annual Meeting, which date shall not be later than May 31, 1996; provided that, the Board may extend such dates (or, after February 29, 1996, may extend the May 31, 1996 date) for up to 60 days if at the time of such extension either (i) Mesa has entered into a definitive agreement with respect to an Endorsed Major Transaction or has filed proxy materials with respect to a pending Endorsed Major Transaction, or (ii) an Acceptable Investment Banker has informed the Board in writing that discussions or negotiations are in process with one or more third parties that appear reasonably likely to result, prior to the date to which the date of the 1996 Annual Meeting is to be extended, in Mesa's entering into a definitive agreement for an Endorsed Major Transaction. No Solicitation Action contemplated by this Section 5 with respect to a shareholders meeting (other than actions to call a special meeting, as contemplated by

Section 5(c)) may be taken by any WDB Party until the Board has publicly announced the date of the shareholders meeting with respect to which the Solicitation Action is to be taken.

     6.   Additional Agreements.
          ---------------------

          (a) Press Release.  Upon the effectiveness of this Agreement, Mesa,
              -------------
Washington, Batchelder and Davis shall issue a joint press release in the form of Exhibit C hereto. No Party to this Settlement Agreement nor any of their respective affiliates, associates or representatives shall issue any other press release or other publicly available document that is inconsistent with, or is otherwise contrary to, the statements in such press release. Other than in the context of a proxy solicitation regarding a meeting of shareholders as to which Davis Related Parties and/or Washington Related Parties have exercised their rights pursuant to Section 5, until the termination of the restrictions set forth in Section 4, none of the Parties shall publicly make any negative statements regarding any other Party, the Board, the process by which Mesa is exploring alternatives to maximize shareholder value, or any proposed, pending or consummated Transaction.

          (b) Resignation of Director.  David H. Batchelder hereby resigns from
              -----------------------
the Board (and from every committee thereof on which he serves) effective as of the date the Board elects Joel L. Reed to replace Batchelder as a director and as a member of each such committee. If Dorn Parkinson or Joel L. Reed dies or becomes incapacitated prior to the expiration of his term as a director, Washington and Davis, jointly, may propose a person to fill his unexpired term, and the Board shall elect such person as a director and member of such committee, provided such person is reasonably acceptable to the Board.

          (c) Non-Interference.  Each of the Parties hereto agrees that, subject
              ----------------
to his or its absolute right to pursue his or its own legitimate business objectives independently and in good faith, he or it will not, and will not permit any related party controlled by him or it, directly or indirectly to, take any action or encourage any other Person to take any action, the intent or direct foreseeable result of which is to interfere with or adversely affect the business activities, contractual relationships or business opportunities of any other Party or such other Party's affiliates and associates.

          (d) No Meeting in Lieu of Annual Meeting.  Mesa shall not call a
              ------------------------------------
shareholders meeting to elect directors in 1996 in lieu of the 1996 Annual Meeting.

          (e) Charter and Bylaw Amendments.  Mesa shall not prior to December
              ----------------------------
31, 1996 amend any provision of its articles of incorporation (other than in connection with the creation or issuance of a class or series of preferred stock or an increase in authorized number of shares of preferred or common stock) relating to shareholder meetings or voting of stock or amend any provision of its Bylaws relating to shareholder meetings or voting of stock.

     7.   Mutual Releases.  For and in consideration of the agreements contained
          ---------------
herein, the Parties hereto release one another as follows:

          (a) WDB Parties.  Each of the WDB Parties, on behalf of itself and of
              -----------
     all its affiliates, successors and assigns ("related parties"), hereby releases, acquits and forever discharges the Mesa Related Parties, together with their respective present and former affiliates, officers, directors, employees, agents, attorneys, successors and assigns, of and from any and all claims, causes of action (whether at law or equity), demands, expenses and damages which such WDB Party or its related parties may have had, or may now have, or may hereafter have (whether through operation of law, assignment or subrogation), from the beginning of time to the Effective Date, real or suspected, known or unknown, actual or contingent, direct or derivative, including but not limited to any such claims, causes of action, demands, expenses and damages relating to or arising out of the Action or any of the matters claimed, asserted or alleged, or that could have been claimed, asserted or alleged, in the Action, excepting only (i) any action, cause of action or suit arising by virtue of the breach of this Settlement Agreement, (ii) any claims which Batchelder or Dorn Parkinson may have with respect to director fees or reimbursements, (iii) any claims Batchelder may have for compensation or reimbursement under any agreement between him and Mesa entered into in connection with his employment by Mesa or the termination thereof, or (iv) any action (other than public statements, actions taken in connection with or relating to the Action or the Proxy Contest, actions which are publicly known and contacts made with the SEC) which, if taken after the date hereof, would violate Section 6(c).

          (b) Mesa Related Parties. Each of the Mesa Related Parties, on behalf
              --------------------
     of itself and all of its affiliates, successors and assigns ("related parties"), hereby releases, acquits and forever discharges the WDB Parties and the persons named under the heading "Other Investors and Third Parties" on Exhibit A, together with their respective present and former affiliates, officers, directors, employees, agents, attorneys, successors and assigns, of and from any and all claims, causes of action (whether at law or equity), demands, expenses and damages which such Mesa Related Party or its related parties may have had, or may now have, or may hereafter have (whether through operation of law, assignment or subrogation), from the beginning of time to the Effective Date, real or suspected, known or unknown, actual or contingent, direct or derivative, including but not limited to any such claims, causes of action, demands, expenses and damages relating to or arising out of the Action or any of the matters claimed, asserted or alleged, or that could have been claimed, asserted or alleged, in the Action, excepting only (i) any action, cause of action or suit arising by virtue of the breach of this Settlement Agreement and (ii) any action (other than public statements, actions taken in connection with or relating to the Action or the Proxy Contest, actions which are publicly known and contacts made with the SEC) which, if taken after the date hereof, would violate Section 6(c).

With respect to each of the releases set forth above, each person or entity granting or receiving such a release (i) agrees that such releases do not preclude any Party hereto from seeking to enforce any undertaking or promise contained in this Settlement Agreement or from seeking redress for the breach of any representation or warranty contained in this Settlement Agreement; (ii) agrees not to directly or indirectly encourage or pursue with or before any federal, state or other governmental agency, authority or court any claim or complaint against any of the persons or entities released in subparagraph (a) or (b) above, including but not limited to any such claim or complaint relating to matters covered by this Settlement Agreement (other than the enforcement of any undertaking or promise contained herein), the Action, or any of the matters claimed, asserted or alleged, or that could have been claimed, asserted or alleged in the Action; (iii) agrees not to challenge, and shall use its best efforts to cause each of its affiliates, associates and representatives not to challenge, the validity of any provisions of this Settlement Agreement; and (iv) expressly waives all rights and benefits each may have under and by virtue of the terms of Section 1542 of the California Civil Code, which provides as follows:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Except as may be otherwise required by law, the WDB Parties will not encourage or cooperate with plaintiffs in any pending or subsequently initiated derivative, class action or shareholder litigation related to Mesa or its directors. Except as may be otherwise required by law, the Mesa Parties will not encourage or cooperate with plaintiffs in any pending or subsequently initiated derivative, class action or shareholder litigation related to Mesa to which any of the WDB Parties is a party. In the event that any part of this Settlement Agreement is temporarily, preliminarily or permanently enjoined or restrained by a court of competent jurisdiction, the Parties hereto shall use their reasonable best efforts to cause any such injunction or restraining order to be vacated or dissolved or otherwise declared or determined to be of no further force or effect.

     8.   Dismissal.  Promptly following the execution of this Agreement, a
          ---------
stipulation of dismissal with prejudice of the Action as to all parties to the Action, in the form attached hereto as Exhibit D (the "Stipulation of Dismissal"), shall be executed and filed with the United States District Court for the Northern District of Texas.

     9.   Miscellaneous.
          -------------

          (a) No Admission of Liability or Wrongdoing.  This Settlement
              ---------------------------------------
Agreement and any proceedings taken hereunder are not and shall not in any way be construed as or deemed to be evidence of (i) any admission or concession on the part of any Party of the merits or lack of merits of any claim or counterclaim asserted in the Action, or (ii) any admission or concession on the part of any Party of any liability or wrongdoing whatsoever, which liability and wrongdoing are hereby expressly denied and disclaimed by each of the Parties. Notwithstanding the foregoing, the Parties have determined that further prosecution of the Action is not warranted.

          (b) No Duress, Etc.  The Parties agree that this Settlement Agreement
              ---------------
is entered into without duress, in good faith and for sufficient consideration, and that it is fair, just and reasonable to all Parties.

          (c) Full Knowledge; Independent Advice, Etc.  This Settlement
              ----------------------------------------
Agreement is entered into with full knowledge of any and all rights which the Parties may have by reason of the pending litigation. All Parties have received or have had made available to them all financial and other information they or their counsel considered necessary to an informed judgment concerning the Settlement Agreement. Each Party has received independent legal advice, has conducted such investigation as he or his counsel thought appropriate, and has consulted with such other independent advisors as each of them and their counsel deemed appropriate, regarding the Action, this Settlement Agreement and their rights and asserted rights in connection therewith. None of the Parties is relying upon any representations or statements made by any other Party, or such other Party's employees, agents, representatives or attorneys, regarding this Settlement Agreement or its preparation except to the extent such representations are expressly set forth herein.

          (d) Reasonable Efforts.  All Parties hereto agree to exercise all
              ------------------
reasonable efforts and to take all reasonable steps necessary to effectuate the settlement set forth in this Settlement Agreement.

          (e) Successors.  This Settlement Agreement shall be binding upon and
              ----------
inure to the benefit of the Parties hereto and their respective heirs, successors and assigns, and upon any corporation or other entity into or with which any Party hereto may merge, combine or consolidate (provided that the Party is the survivor in such merger, combination or consolidation).

          (f) Governing Law.  This Settlement Agreement shall be governed by and
              -------------
construed and enforced in accordance with the laws of the State of Texas, without reference to the conflict of laws principles thereof.

          (g) Amendments.  Any provision of Section 5, 6(d) or 6(e) of this
              ----------
Settlement Agreement, or any term defined in Section 1 of this Settlement Agreement as used in Section 5, may be amended or waived by an instrument in writing signed by Mesa, Washington and Davis, and any such amendment or waiver shall be binding on all Parties. No amendment to or waiver of any other provision hereof shall be effective as against any Party unless such Party agrees to such amendment or waiver in writing.

          (h) Authority.  Each person executing this Settlement Agreement
              ---------
represents that he or it has read and fully understands this Settlement Agreement and that he or it has the authority to execute this Settlement Agreement in his individual capacity or in the capacity identified on the signature page below.

          (i) Notices.  All notices, requests, claims, demands and other
              -------
communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses set forth on Exhibit B (or at such other address for a party as shall be specified in a notice given in accordance with this paragraph). Each such notice, request, claim, demand or other communication shall be effective (i) if given by telecopy transmission, when such transmission to the telecopy number specified in Exhibit B has been made and the appropriate electronic confirmation that the entire communication has been received by the recipient equipment has been received by the sender or (ii) if given by any other means, when actually received at the address specified in this paragraph; provided, in each case, that a notice given other than during normal business hours or on a day other than on a business day at the place of receipt shall not be effective until the opening of business on the next business day at the place of receipt.

          (j) Specific Performance.  Each of the Parties acknowledges and agrees
              --------------------
that irreparable harm would occur if any provision of this Settlement Agreement were not performed in accordance with the terms thereof, or were otherwise breached, and that such harm could not be remedied by an award of money damages. Accordingly, the Parties hereto agree that any non-breaching party shall be entitled to an injunction to prevent breaches of this Settlement Agreement and to enforce specifically the terms and provisions hereof. More specifically, each of the Parties hereto hereby agrees that any action or proceeding brought under or to enforce any provision of this Settlement Agreement shall be commenced in the United States District Court for the Northern District of Texas, Dallas Division, and each Party hereto hereby consents to the personal jurisdiction of and venue in such United States District Court and agrees further that service of process or notice in any such action or proceeding shall be effective if given in the manner set forth in Section 9(i) hereof.

          (k) Counterparts.  This Settlement Agreement may be executed in one or
              ------------
more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (l) Effectiveness.  This Settlement Agreement shall become effective
              -------------
on the Effective Date.

          (m) Severability.  If this Agreement is held by a court of competent
              ------------
jurisdiction to be invalid, void or unenforceable as against any Mesa Party or any WDB Party, such holding shall in no way render the Agreement invalid, void or unenforceable against any other Mesa Party or WDB Party, respectively, and the Agreement shall continue in full force and effect as to all such other Mesa Parties and WDB Parties, respectively.

          IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be executed as of the date first above written.

                                 MESA PARTIES:

                                 MESA Inc.



                                 By:________________________________________
                                    Name:
                                    Its:



                                 ___________________________________________
                                 Boone Pickens


                                 WASHINGTON RELATED PARTIES:



                                 ___________________________________________
                                 Dennis R. Washington




                                 ___________________________________________
                                 Dorn Parkinson


                                 Washington Corporations



                                 By:________________________________________
                                    Name:
                                    Its:

                                 DAVIS RELATED PARTIES:



                                 ___________________________________________
                                 Marvin Davis



                                 ___________________________________________
                                 John A. Davis


                                 Davis Acquisition, L.P.



                                 By:________________________________________
                                    Davis Companies
                                    Its: General Partner



                                 By:________________________________________
                                    Name: Marvin Davis
                                    Its:  President


                                 Davis Companies



                                 By:________________________________________
                                    Name: Marvin Davis
                                    Its:  President

                                 Marvin and Barbara Davis Revocable Trust



                                 By:________________________________________
                                    Name: Marvin Davis
                                    Its:  Trustee


                                 BATCHELDER RELATED PARTIES:




                                 ___________________________________________
                                 David H. Batchelder


                                 Batchelder & Partners, Inc.



                                 By:________________________________________
                                    Name:
                                    Its:


                                 DHB Partners, L.P.



                                 By:________________________________________
                                    Name:
                                    Its:  General Partner




                                 ___________________________________________
                                 Joel L. Reed

                                 Whitworth and Associates



                                 By:________________________________________
                                    Name:
                                    Its:




                                 ___________________________________________
                                 Ralph V. Whitworth



                                MESA RELATED PARTIES:

                                Paul W. Cain
                                John Cox
                                John Herrington
                                Wales H. Madden
                                Fayez Sarofim
                                Robert L. Stillwell
                                J.R. Walsh



                                 By:________________________________________
                                    Duly Authorized Representative

                                   EXHIBIT A


Davis Related Parties
---------------------

Marvin Davis
John A. Davis
Davis Acquisition, L.P.
Davis Companies
Marvin and Barbara Davis
   Revocable Trust

Washington Related Parties
--------------------------

Dennis R. Washington
Dorn Parkinson
Washington Corporations

Batchelder Related Parties
--------------------------

David H. Batchelder
Batchelder & Partners, Inc.
DHB Partners, L.P.
Batchelder Co.
Joel L. Reed
Whitworth and Associates
Ralph V. Whitworth

Other Investors and Third Parties
---------------------------------

The Anschutz Corporation
E.N. Investment Company
Philip F. Anschutz
The Dixon Company
ADDCO, Inc.
Edward Dixon
Carol D. Dixon
David E. Dixon
Rainbow Trust
Paul L. Deutz, Jr.
Allen Paulson
Theodore J. Roth
Totem Enterprises

Mesa Related Parties
--------------------

Mesa Inc.
Boone Pickens
Paul W. Cain
John Cox
John Herrington
Wales H. Madden
Fayez Sarofim
Robert L. Stillwell
J.R. Walsh

                                   EXHIBIT B


Notice to Washington or any Washington Related Party at:

           Dennis R. Washington
           101 International Way
           P.O. Box 8182
           Missoula, Montana  59807
           Fax:  (406) 523-1399

with a copy, which shall not constitute notice, to:

           Latham & Watkins
           505 Montgomery
           Street
           Suite 1900
           San Francisco, California  94111
           Attn:  Scott R. Haber
           Fax:   (415) 395-8095

Notice to Davis or any Davis Related Party at:


           Marvin Davis
           2121 Avenue of the Stars
           Suite 2800
           Los Angeles, California  90067
           Fax:   (310) 286-9359

with a copy, which shall not constitute notice, to:

           O'Melveny & Myers
           1999 Avenue of the Stars, 7th Floor
           Los Angeles, California  90067
           Attn:  Kendall R. Bishop
           Fax:   (310) 246-6779

Notice to Batchelder or any Batchelder Related Party to:

           David H. Batchelder
           4330 La Jolla Village Drive
           Suite 200
           San Diego, California  92122
           Fax:  (619) 456-7969

Notice to Mesa or to Pickens:

           MESA Inc.
           5205 North O'Connor Boulevard
           Suite 1400
           Irving, Texas  75039-3746
           Attn: Stephen K. Gardner
           Fax:  (214) 402-7028

with a copy, which shall not constitute notice, to:

           Baker & Botts, L.L.P.
           One Shell Plaza
           910 Louisiana Street
           Houston, Texas  77002-4995
           Attn: Stephen A. Massad
           Fax:  (713) 229-1522

                                   EXHIBIT C

                                 PRESS RELEASE


        MESA INC. AND DAVIS, WASHINGTON AND BATCHELDER REACH SETTLEMENT

          IRVING, TEXAS, LOS ANGELES, CALIFORNIA & MISSOULA, MONTANA -- SEPTEMBER 20, 1995 -- Mesa Inc. and representatives of Dennis R. Washington, Marvin Davis and David Batchelder today announced that they have entered into a settlement agreement with regard to their various disputes.

          In light of the Mesa Board's confirmation of its previously announced commitment to explore all alternatives to maximize the value of Mesa for all shareholders, including the possible sale or merger of Mesa, Messrs. Washington, Davis and Batchelder have agreed not to seek to call a special meeting of Mesa shareholders, as previously announced.

          The agreement provides that if Mesa has previously effected a business combination, sale of assets or equity or similar transaction that meets certain agreed upon size and other criteria, including receipt of a fairness opinion from Lehman Brothers Inc., Messrs. Washington, Davis and Batchelder will not conduct any proxy solicitation with respect to Mesa's 1996 annual meeting. If Mesa has not effected such a transaction by its 1996 annual meeting or if Mesa submits to a special meeting of shareholders a transaction that does not meet agreed upon criteria, Messrs. Washington, Davis and Batchelder may solicit proxies.

          Additionally, the agreement provides that Joel L. Reed, a principal of Batchelder & Partners, Inc. will succeed Mr. Batchelder on the Board of Directors of Mesa. Dorn Parkinson, Mr. Washington's representative, will continue as a member of the Board.

          The parties stated that they have also agreed to dismiss with prejudice pending litigation between them in the United States District Court in Dallas, Texas. They noted that the respective parties deny any liability or wrongdoing claimed or alleged by the other and have determined that further prosecution of their respective claims is not warranted.

                    The entire agreement is being filed with the Securities and Exchange Commission on a Form 8-K.
                                      ###

                                   EXHIBIT D
                          UNITED STATES DISTRICT COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                DALLAS DIVISION

MESA INC.                             (S)
                                      (S)
V.                                    (S)
                                      (S)
DAVID H. BATCHELDER,                  (S)
BATCHELDER & PARTNERS, INC.,          (S)
DENNIS R. WASHINGTON, MARVIN          (S)           NO. 3:95-CV-1386-T
DAVIS, INDIVIDUALLY AND AS            (S)           NO. 3:95-CV-1386-X
TRUSTEE FOR THE MARVIN DAVIS          (S)
AND BARBARA DAVIS REVOCABLE           (S)
TRUST,  DAVIS ACQUISITION, L.P.,      (S)
DAVIS COMPANIES, JOHN DAVIS,          (S)
DORN PARKINSON, PAUL L.               (S)
DEUTZ, JR., INDIVIDUALLY AND          (S)
AS TRUSTEE U/A DTD 3-22-88            (S)
FOR RAINBOW TRUST                     (S)
                                      (S)
V.                                    (S)
                                      (S)
T. BOONE PICKENS, JOHN L. COX,        (S)
FAYEZ S. SAROFIM, ROBERT L.           (S)
STILLWELL, J. R. WALSH, JR.,          (S)
PAUL W. CAIN, JOHN S. HERRINGTON      (S)
WALES H. MADDEN, JR. AND MESA         (S)
INC.                                  (S)

                            STIPULATION OF DISMISSAL

          Pursuant to Rule 41(a)(1) of the Federal Rules of Civil Procedure, Plaintiff Mesa Inc., Defendants David H. Batchelder, Batchelder & Partners, Inc. Dennis R. Washington, Marvin Davis, Individually and as Trustee for the Marvin Davis and Barbara Davis Revocable Trust, Davis Acquisition, L.P., Davis Companies, John Davis, Dorn Parkinson, Paul L. Deutz, Jr., Individually and as Trustee U/A DTD 3-22-88 for Rainbow Trust, Counter-Plaintiffs Dennis R. Washington, Davis Companies, and Davis Acquisition, and Counter-Defendants T. Boone Pickens, John L. Cox, Fayez S. Sarofim, Robert L. Stillwell, J. R. Walsh, Jr., Paul W. Cain, John S. Herrington, Wales H. Madden, Jr. and Mesa Inc. hereby stipulate the dismissal of all claims and counter-claims asserted herein with prejudice. Each party to this stipulation has agreed to pay its own respective attorneys' fees, expenses, and costs.

DATED:  September 19, 1995              Respectfully submitted,


                                        _____________________________________
OF COUNSEL                              James Edward Maloney
                                        State Bar No. 12881500
David D. Sterling                       BAKER & BOTTS, L.L.P.
State Bar No. 19170000                  One Shell Plaza
Paul R. Elliott                         910 Louisiana
State Bar No. 06547500                  Houston, Texas  77002
BAKER & BOTTS, L.L.P.                   Telephone:  (713) 229-1250
One Shell Plaza                         Facsimile:  (713) 225-1522
910 Louisiana
Houston, Texas  77002
(713) 229-1234
(713) 229-1522 (Facsimile)
                                        Fletcher L. Yarbrough
                                        State Bar No. 22137000
                                        Ken Carroll
                                        State Bar No. 03888500
                                        Tod B. Edel
                                        State Bar No. 06411500
                                        CARRINGTON, COLEMAN,
                                          SLOMAN & BLUMENTHAL, L.L.P.
                                        200 Crescent Court, Suite 1500
                                        Dallas, Texas 75201
                                        (214) 855-3000
                                        (214) 855-1333 (Facsimile)

                                        Attorneys for Plaintiff
                                        Mesa Inc. and for Counter-defendants
                                        T. Boone Pickens, Robert L. Stillwell,
                                        J. R. Walsh, Jr. Paul W. Cain
                                        John S. Herrington, Wales H.
                                        Madden, Jr. and Mesa Inc.

                                        _________________________________
                                        Ernest E. Figari, Jr.
                                        State Bar No. 06983000
                                        Donald Colleluori
                                        State Bar No. 04581950

                                         FIGARI & DAVENPORT, L.L.P.
                                         4800 NationsBank Plaza
                                         901 Main Street
                                         Dallas, Texas  75202
                                         Telephone:  (214) 939-2000
                                         Facsimile:  (214) 939-2090

                                 and
                                 ---

                                        Hugh S. Wilson
                                        William J. Meeske
                                        Kirk Wilkinson
                                        David M. Chernek
                                        LATHAM & WATKINS
                                        633 West Fifth Street
                                        Suite 4000
                                        Los Angeles, California  90071-2007
                                        Telephone:  (213) 485-1234
                                        Facsimile:  (213) 891-8763
OF COUNSEL:

Fredric J. Zepp
LATHAM & WATKINS
505 South Montgomery Street
San Francisco, California  94111-2562
Telephone:  (415) 391-0600
Facsimile:  (415) 395-8095
                                        Attorneys for Defendants
                                        David H. Batchelder, Batchelder
                                        & Partners, Inc., Dennis R. Washington;
                                        Marvin Davis, Individually and as
                                        trustee for the Marvin Davis and Barbara
                                        Davis Revocable Trust, Davis
                                        Acquisition, L.P.; Davis Companies; John
                                        Davis, Dorn Parkinson and for Counter-
                                        Plaintiffs Dennis R. Washington, Davis
                                        Companies and Davis Acquisition, L.P.

                                        ________________________________
                                        John Timmons
                                        PILLSBURY, MADISON & SUTRO
                                        101 West Broadway, Suite 1800
                                        San Diego, CA  92101-8201
                                        Telephone:  (619) 234-5000
                                        Facsimile:  (619) 236-1995

                                        Attorney for Defendant Paul L. Deutz,
                                        Jr. Individually and as Trustee U/A DTD
                                        3-22-88 for Rainbow Trust

                                        _________________________________
                                        Dee J. Kelly
                                        State Bar No. 11217000
                                        Dee J. Kelly, Jr.
                                        State Bar No. 11217250
                                        KELLY, HART & HALLMAN, P.C.
                                        201 Main Street, Suite 2500
                                        Fort Worth, Texas  76102
                                        Telephone:  (817) 332-2500
                                        Facsimile:  (817) 878-9280

                                        Attorneys for Counter-Defendant
                                        John L. Cox

                                        _________________________________
                                        Richard P. Keeton
                                        State Bar No. 11175000
                                        MAYOR, DAY, CALDWELL
                                           & KEETON, L.L.P.
                                        1900 NationsBank Center
                                        700 Louisiana Street
                                        Houston, Texas  77002
                                        Telephone:  (713) 225-7000
                                        Facsimile:  (713) 225-7047

                                        Lee Kaplan
                                        SMYSER, KAPLAN & VESELKA
                                        One Allen Center, 500 Dallas
                                        Suite 2950
                                        Telephone:  (713) 654-1525
                                        Facsimile:  (713) 654-1520

                                        Attorneys for Fayez S. Sarofim

                             CERTIFICATE OF SERVICE
                             ----------------------

          I certify that on this ___ day of September 1995, I sent a true and correct copy of the Stipulation of Dismissal by facsimile and certified mail, return receipt requested, to all counsel of record.


                                        _____________________________________
                                        James Edward Maloney